                                                                                                                    Exhibit 99.1

News Release

For Information Contact:
Jerald K. Dittmer, Vice President and CFO (563) 272-7400
Melinda C. Ellsworth, Vice President, Treasurer and Investor Relations (563) 272-7406

HNI CORPORATION COMPLETES ACQUISITION OF LAMEX

Muscatine, IA (March 1, 2006) - HNI Corporation (NYSE:HNI) announced today that it has completed the agreement, as announced January 13, 2006, to purchase Lamex, a privately held Chinese manufacturer and marketer of office furniture.

HNI Corporation is a NYSE traded company providing products and solutions for the home and workplace environments.  HNI Corporation is the second largest office furniture manufacturer in the world and is also the nation's leading manufacturer and marketer of gas- and wood-burning fireplaces.  The Corporation's strong brands, including HON®, Allsteel®, Gunlocke®, Paoli®, Heatilator®, Heat & GloTM, and Quadra-Fire®, have leading positions in their markets.  HNI Corporation is committed to maintaining its long-standing corporate values of integrity, financial soundness and a culture of service and responsiveness.  By doing so, in 2006 the Corporation was recognized by Fortune Magazine as one of America's Most Admired Companies in the furniture industry, and was recognized by Forbes Magazine for the eighth consecutive year as one of the 400 Best Big Companies in America.  In 2005, the Corporation was recognized by Industry Week as one of the 50 Best Manufacturing Companies.  HNI Corporation's common stock is traded on the New York Stock Exchange under the symbol HNI.  More information can be found on the Corporation's website at www.hnicorp.com.

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